EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of CB Financial Services, Inc. and Subsidiary of our report dated March 17, 2021, relating to the consolidated financial statements, which appears in CB Financial Services, Inc. and Subsidiary’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Baker Tilly US, LLP

Pittsburgh, Pennsylvania
June 24, 2021